EXHIBIT 4.8
DESCRIPTION OF SECURITIES
REGISTERED UNDER
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Common stock is the only class of securities Tiffany & Co. has registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary of our common stock is based on and qualified by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Restated By-laws, as amended (the “By-laws”). For a complete description of the terms and provisions of our equity securities, including our common stock, refer to the Certificate of Incorporation and the By-laws, both of which are filed as exhibits to this Annual Report on Form 10-K. For a complete description of treatment of our common stock in the proposed Merger (as defined in this Annual Report on Form 10-K), refer to the Agreement and Plan of Merger, dated as of November 24, 2019, by and among Tiffany & Co., LVMH Moët Hennessy - Louis Vuitton SE, Breakfast Holdings Acquisition Corp. and Breakfast Acquisition Corp., filed with our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 25, 2019. Throughout this exhibit, references to “we,” “our” and “us” refer to Tiffany & Co.
Tiffany & Co. is authorized to issue 240,000,000 shares of common stock, $0.01 par value (“Common Stock”), and 2,000,000 shares of preferred stock, $0.01 par value. As of February 29, 2020, there were 121,158,123 shares of Common Stock outstanding, and no shares of preferred stock outstanding.
Our Common Stock is listed on the New York Stock Exchange under the symbol “TIF.” All outstanding shares of common stock are validly issued, fully paid and nonassessable.
Voting Rights
The holders of our Common Stock are entitled to one vote per share on all matters submitted for action by our stockholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our Common Stock are entitled to receive dividends when and as declared by our Board of Directors from funds legally available therefore and are entitled, in the event of a liquidation, to share ratably in all assets remaining after payment of liquidation, including full payment to all creditors.
Other Rights
The holders of our Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and our Common Stock is not subject to any redemption or sinking fund provisions.
Anti-Takeover Provisions of our Certificate of Incorporation and By-laws and Delaware Law
Various provisions contained in our Certificate of Incorporation, our By-laws and Delaware law could delay, defer or prevent certain transactions involving an actual or potential change in control of Tiffany & Co. or its management and may limit the ability of Tiffany & Co. stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests.
Certificate of Incorporation and By-laws
Provisions in our Certificate of Incorporation and our By-laws:

•	authorize our Board of Directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the Board of Directors at the time of issuance;

•	do not authorize cumulative voting;

•	provide that only a majority of our Board of Directors may call a special meeting of the stockholders;

•	allow our directors to fill any vacancies on our Board of Directors, including vacancies resulting from a Board of Directors resolution to increase the number of directors;

•
generally require the vote of 80% of stockholders to approve any merger or consolidation, the sale of all or a substantial portion of our assets, the issuance of our stock or other securities or any reverse stock split or exchange of assets for our stock, in each case to or involving any holder of more than 10% of our stock, unless approved by our Board of Directors;

•
limit eligibility of stockholders who can include director nominees in our proxy materials for an annual meeting of stockholders to those stockholders, or groups of up to twenty stockholders, who have maintained continuous qualifying ownership of 3% or more of our outstanding Common Stock for at least the previous three years prior to and including the date of notice of such nomination, and the number of such stockholder nominees to the greater of two or 20% of the total number of Board of Directors on the last day a notice of nomination may be submitted;

•	provide an advance written notice procedure with respect to stockholder nominations of persons for election as directors or other business;

•	provide that any election or other action by our stockholders must be effected at an annual or special meeting of stockholders, and may not be effected by written consent without a meeting; and

•
require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the By-laws or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine.

Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or after that time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines a business combination to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or outstanding stock of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 of the Delaware General Corporation Law defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person. A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. The application of Section 203 of the Delaware General Corporation Law may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve, even if a change in control would be beneficial to the interests of our stockholders.
Transfer Agent
Computershare serves as our transfer agent.